EXHIBIT 99.3

[FORM OF LEGG MASON WOOD WALKER, INCORPORATED CONSENT]

September 17, 2004

Special Committee of the Board of Directors

CNL Restaurant Properties, Inc.

c/o Chairman of Special Committee

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Re:	Initially Filed Registration Statement on Form S-4 of

U.S. Restaurant Properties, Inc. (File No. 333-___)

Gentlemen:

Reference is made to our opinion letter, dated August 5, 2004, with respect to the fairness, from a financial point of view, to the stockholders of CNL Restaurant Properties, Inc. (“CNLRP”) of the merger consideration proposed to be paid to CNLRP stockholders in the merger of CNLRP with and into U.S. Restaurant Properties, Inc. (“USRP”).

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Directors of CNLRP in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. We understand that USRP has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by USRP or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary - Recommendations of Boards of Directors and General Partners and Opinions of Financial Advisors - Opinions of CNLRP’s Financial Advisors”; “The Proposed Mergers - Background of the Mergers”; “The Proposed Mergers- Opinions of Financial Advisors - Opinions of CNLRP’s Financial Advisors - Opinion of Legg Mason Wood Walker, Incorporated”; and “The Proposed Mergers - Reasons for the Mergers - CNLRP’s Reasons for the CNLRP Merger” in, and to the inclusion of such opinion as Annex G to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

[LEGG MASON WOOD WALKER, INCORPORATED]